Exhibit 99-1

Duke R. Ligon Elected Chairman of the Board of SGLP’s General Partner

Tulsa, Okla. – January 15, 2009 /BUSINESS WIRE/

SemGroup Energy Partners, L.P. (NASDAQ: SGLP) today announced that Duke R. Ligon was elected by the Board of Directors (the “Board”) of SGLP’s general partner, SemGroup Energy Partners G.P., L.L.C. (the “General Partner”), to serve as the Chairman of the Board.  Mr. Ligon has served on the Board, as an independent director, since October 1, 2008.

Mr. Ligon will replace Sundar S. Srinivasan from Manchester Securities, who resigned from his position as Chairman of the Board and a director on January 9, 2009, due to other commitments. Two members affiliated with Manchester Securities will continue to serve on the Board.

“We are grateful for the leadership that Mr. Srinivasan has provided in a time of challenge and opportunity for SGLP, and we wish him the best in his future endeavors.  Management looks forward to working with Mr. Ligon as we continue to rebuild and strengthen our business.  Duke brings a wealth of knowledge and industry experience to SGLP and we look forward to continued progress under his chairmanship,” stated Kevin Foxx, SGLP’s chief executive officer.

About SemGroup Energy Partners, L.P.
SemGroup Energy Partners owns and operates a diversified portfolio of complementary midstream energy assets. SemGroup Energy Partners provides crude oil and liquid asphalt cement terminalling and storage services and crude oil gathering and transportation services. SemGroup Energy Partners is based in Tulsa, Oklahoma. As a publicly traded master limited partnership, SemGroup Energy Partners’ common units are traded on the NASDAQ Global Market under the symbol SGLP. The general partner of SemGroup Energy Partners is a subsidiary of SemGroup, L.P.   For more information, visit SemGroup Energy Partners’ web site www.SGLP.com.

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SGLP Investor Relations Contact:
Brian Cropper
Toll Free Phone: 866.490.SGLP (7457)
Phone: 918.524.SGLP (7457)
Email: investor@semgroupenergypartners.com